Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GulfMark Offshore, Inc. 2005 Non-Employee Director Share Incentive Plan and to the incorporation by reference therein of our report dated March 31, 2005, with respect to the consolidated financial statements of GulfMark Offshore, Inc. and subsidiaries for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Houston, Texas
May 24, 2007